Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 9, 2009, is entered into between Jarden Corporation, a Delaware corporation (the “Company”) and David Tolbert (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to an Employment Agreement entered into as of January 1, 2002 (the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Employee as Senior Vice President, Human Resources and Corporate Risk of the Company on the terms and conditions hereinafter set forth; and

WHEREAS, Employee is willing to continue to be employed as Senior Vice President, Human Resources and Corporate Risk of the Company on such terms and conditions; and

WHEREAS, the Company and Employee desire to enter into this Agreement which shall amend, restate and replace the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1. Employment. The Company hereby continues to employ the Employee as Senior Vice President, Human Resources and Corporate Risk of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, it is understood and agreed that the Employee from time to time may (a) be appointed to additional offices or to different offices than those set forth above provided they are within a fifty mile radius of the current Daleville, Indiana, location, (b) perform such duties other than those set forth herein, and/or (c) relinquish one or more of such offices or other duties, as may be mutually agreed by and between the Company and the Employee; and, that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement.

2. Term. The term of this Agreement shall be two (2) years, commencing on the date hereof and ending on the second anniversary of such date (the “Initial Term”), subject to earlier termination pursuant to the provisions of Section 10. The employment of the Employee shall automatically continue hereunder following the Initial Term for successive one (1) year periods (the “Renewal Terms”) unless the Company or the Employee gives written notice to the other at least (90) ninety days prior to the end of the Initial Term. Subsequent to the Initial Term, the employment of the Employee hereunder may be terminated at the end of any Renewal Term by delivery by either the Employee or the Company of a written notice to the other party at least (90) ninety days prior to the end of any Renewal Term.

3. Duties. During the term of this Agreement, the Employee shall, subject to the provisions of Section 1 above, serve as Senior Vice President, Human Resources and Corporate Risk of the Company and shall perform all duties commensurate with his position that may be assigned to him by the Chief Executive Officer of the Company and/or by the Board of Directors of the Company consistent with such position. The Employee shall devote substantially all of his time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company as necessary to diligently and competently perform the duties of his position.

4. Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, a salary of $325,000 per year (the “Base Compensation”). The Base Compensation shall be reviewed annually. In addition, the Employee shall be eligible for a bonus package based on performance. The bonus program shall give the Employee the opportunity to earn 50% of Base Compensation each year for achieving the Company’s earnings per share budget and 100% of Base Compensation for achieving earnings per share 10% higher than budget. The decision as to whether to pay the Employee a bonus, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the Board of Directors as part of its annual budget review process.

The Employee’s salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. Any bonus earned for any year shall be paid to the Employee in the year following the year in which the bonus targets noted above are achieved at the same time as bonuses are paid to other similarly situated executives of the Company, but in no event later than March 15 of such year and shall be subject to withholding for applicable taxes and other amounts. During the term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, insurance, and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. The Company retains the rights to terminate or alter any such plans or policies from time to time. The Employee shall also be immediately entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties.

5. Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Company, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Employer in connection with the performance of services under this Agreement.

6. Representation of Employee. The Employee represents and warrants that that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or non compete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the Employee of his material duties under this Agreement.

7. Confidentiality. (For purposes of this Section 7, all references to the Company shall be deemed to include the Company’s subsidiary corporations.)

(a) Confidential Information. The Employee acknowledges that he will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the “Confidential Information”), and that such information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Employee. The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of Employee’s employment with the Company, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company’s business.

8. Noncompetition. (For purposes of this Section 8, all references to the Company shall be deemed to include the Company’s subsidiary corporations). During the term set forth below, the Employee will not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company to compete with the Company. During the term of this Agreement and for a period of twenty-four (24) months after the expiration or termination of this Agreement, the Employee shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, capital, lending of money or property, rendering of services or otherwise, in any business directly competitive with or similar to that engaged in by the Company (it being understood hereby, that the ownership by the Employee of 2% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 8). During the same period, the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor.

9. Remedies. The restrictions set forth in Section 7 and 8 are considered by the parties to be fair and reasonable. The Employee acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breech of the provisions of Section 7 or 8. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief to secure the enforcement of these provisions. If any provisions of Sections 7, 8 or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, shall be provisions of Section 7, 8 or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

10. Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

(a) Death. This Agreement will terminate immediately and automatically upon the death of the Employee.

(b) Disability. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, if the Employee shall suffer a permanent disability. For the purpose of this Agreement, the term “permanent disability” shall mean the Employee’s inability to perform his duties under this Agreement for a period of 120 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any twelve month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board of Directors of the Company. In the event of termination for disability, the Employee will also be entitled to receive medical benefits generally available to other disabled employees of the Company.

(c) Cause. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, upon: (i) breach by the Employee of any material provision of this Agreement not cured within ten (10) days after written notice of such breach is given by the Company to the Employee; (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement, or Employee’s willful refusal to perform any of his duties or responsibilities required pursuant to this Agreement; or (iii) fraud, criminal conduct or embezzlement by the Employee.

(d) Without Cause. This Agreement may be terminated pursuant to the terms of Section 2 or on thirty (30) days prior written notice to the Employee (the thirtieth day following such notice being herein sometimes called the “Termination Date”) by the Company without Cause, subject to the following provision.

(e) Severance. Subject to the terms of the Jarden Corporation Equity Vesting, Lock Up and Amendment Agreement for Key Employees, dated as of November 7, 2007, by and between the Company and the Employee (the “Lock Up Agreement”), and Section 13 hereof, (I) if the Employee’s employment is terminated by the Company without Cause, or upon Disability, prior to the second anniversary of the Lock Up Agreement, the Employee shall be entitled to receive the following amounts and benefits: (A) one month’s Base Compensation for each month or portion thereof that Employee has been employed with the Company since the date of the Lock Up Agreement; plus (B) provided the Employee elects for the continuation of medical and dental insurance under the Company’s medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), an amount equal to the Employee’s monthly COBRA cost for the period for which the Employee could elect COBRA continuation coverage under the Company’s medical and dental insurance plans as a result of his termination of employment; plus (C) one twelfth (1/12) of the target bonus which Employee would have been entitled to receive for achieving budget for the year in which Employee’s employment was terminated for each month or portion thereof that Employee has been employed with the Company since the date of the Lock Up Agreement; plus (D) full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by the Employee (collectively, the “Interim Severance Amount”); and (II) if the Employee’s employment is terminated by the Company without Cause, other than upon death or upon Disability, on or after the second anniversary of the Lock Up Agreement, the Employee shall be entitled to receive the following amounts and benefits: (A) twenty-four months’ Base Compensation; plus (B) provided the Employee elects for the continuation of medical and dental insurance under the Company’s medical and dental insurance plans pursuant to COBRA, an amount equal to the Employee’s monthly COBRA cost for the period for which the Employee could elect COBRA continuation coverage under the Company’s medical and dental insurance plans as a result of his termination of employment; plus (C) twenty-four months’ target bonus which Employee would have been entitled to receive for achieving budget for the year in which Employee’s employment was terminated plus (D) full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by the Employee (collectively, the “Basic Severance Amount”). The Interim Severance Amount and the Basic Severance Amount are collectively referred to hereafter as the “Severance Amount”.

Except as set forth below, the cash portion of the Severance Amount shall be paid to the Employee as follows: (i) 50% shall be paid as promptly as practicable after the date of termination of employment and in no event later than ten (10) days after termination; and (ii) the remaining 50% shall be paid in a series of equal installments on the Company’s regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date occurring at least six (6) months and one (1) day following the date of termination of employment and continuing through the regularly scheduled payroll date occurring on the date that is twenty-four (24) months after the date of termination of employment or, if there is no regularly scheduled payroll date on such date, the next regularly scheduled payroll date following such twenty-four (24) month period, in accordance with the Company’s normal payroll policies and procedures.

In the event the Employee’s employment is terminated by the Company without Cause, or upon Disability, within two years after the occurrence of a Change of Control of the Company (as defined herein) that also constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), 100% of the cash portion of the Severance Amount shall be paid to the Employee as promptly as practicable after the date of termination of employment and in no event later than ten (10) days after termination.

Payment of the Severance Amount shall be in lieu of all other financial obligations of the Company to the Employee and all other benefits in this Agreement shall cease as of the date of termination. The Employee shall have no obligation to seek other employment or otherwise mitigate damages hereunder. For the avoidance of doubt, it is understood that the Company will pay all amounts owed to Employee prior to the date of termination, including incentive compensation earned up through the date of termination in the same manner as all other plan participants, but in no event later than March 15 of the year following the year of termination. Notwithstanding anything in the incentive compensation plan, Employee need not be employed at the date the incentive payments are made to be eligible for this payment. The employee and the company shall enter into a mutual release of claims against one another following the termination of employment.

(e) Excise Tax Gross-Up. If it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Employee or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue

Code of 1986, as amended (the “Code”) (the “Excise Tax”), then the Company and the Employee shall consult together in good faith to attempt to reach a mutually acceptable agreement to restructure such Payments or otherwise amend this Agreement to minimize any such Excise Tax, taking into consideration any issues that may arise under Section 409A of the Code.

11. Effect of Change of Control. Upon the occurrence of a Change of Control of the Company (as defined herein), the restrictions over any shares of restricted stock (the “Restricted Stock”) granted to the Employee under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “Plan”) or such other similar stock plan that the Company may have in place, shall lapse and such shares shall become fully vested.

As used herein, “Change of Control of the Company” means and shall be deemed to have occurred if:

(i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board; or

(iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Voting Securities or Security” means any securities of the Company which carry the right to vote in the election of, or participate in the appointment of, the Company’s directors.

12. Miscellaneous.

(a) Survival. The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally; and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Employee’s compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, not to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the recipient’s address set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:	Jarden Corporation
Suite B-302
555 Theodore Fremd Avenue
Rye, New York 10580
Attention: Chief Executive Officer

To the Employee:	Mr. David Tolbert

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of New York and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York or the Federal Courts having concurrent geographic jurisdiction, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.

(i) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

(j) Effectiveness. This Agreement shall be effective and in full force and effect as of the date first written above.

(k) Compliance with Section 409A. Notwithstanding anything herein to the contrary, the payment hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treasury Regulation § 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Employee’s termination of employment hereunder) shall be paid to Employee on the schedule set forth herein as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Notwithstanding anything herein to the contrary, in the event that any one or more payments of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) hereunder are to be made to the Employee on account of the Employee’s “separation from service” with the Company, and at the time of such payment such Employee is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), such payment(s) shall be delayed for such period of time as may be necessary as required pursuant to Treasury Regulation § 1.409A-3(i)(2), and on the earliest date on which such payment(s) may be made following such delay without violating the requirements Treasury Regulation Section § 1.409A-3(i)(2), all such delayed payments shall be paid to the Employee in a lump sum on such date. In addition, each separate installment payment provided pursuant to Section 10(e) herein shall be deemed a separately identified amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(i) and by virtue of Treasury Regulation Section 1.409A-2(b)(2)(iii) shall be a separate payment hereunder.

13. Lock Up Agreement. Except as explicitly set forth herein or in Section 10 hereof, (i) nothing herein shall be deemed to amend or modify the terms of the Lock Up Agreement, and (ii) in the event of any conflict between the provisions of this Agreement and the provisions of the Lock Up Agreement, the provisions of the Lock Up Agreement shall control. Any reference in the Lock Up Agreement to the “Employment Agreement” shall be deemed to refer to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.

JARDEN CORPORATION

/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken
Title: Chief Financial Officer

/s/ David Tolbert
DAVID TOLBERT